Exhibit 1
STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of January 24, 2024 (the “Effective Date”), by and among Medicxi IV LP, a Jersey limited partnership (“Medicxi IV”), Medicxi Co-Invest IV LP, a Jersey limited partnership (“Medicxi Co-Invest”) (Medicxi IV and Medicxi Co-Invest each being a “Purchaser” and together being the “Purchasers”), and Takeda Pharmaceutical Company Limited, a corporation organized under the laws of Japan (the “Seller” and together with the Purchasers, the “Parties”).

The Seller desires to sell, and the Purchasers desire to buy, in aggregate, 3,703,703 shares (the “Shares”) of the common stock, par value $0.0001 per share (the “Common Stock”), of Phathom Pharmaceuticals, Inc., a Delaware corporation (the “Company”), for a price per share of eight dollars and ten cents ($8.10) (the “Per Share Purchase Price”) on the terms and conditions set forth in this Agreement. It is the intention of the Parties to this Agreement that the transaction contemplated by this Agreement (the “Transaction”) be a private sale of securities that is exempt from the registration and prospectus delivery requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to the satisfaction of the conditions for the so-called “Section 4 (1 ½)” private resale exemption.

In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE Ⅰ
PURCHASE AND SALE OF THE SHARES

Section 1.1 Purchase and Sale of Shares. Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, each Purchaser agrees to purchase, severally and not jointly, and the Seller hereby agrees to sell, transfer and assign all of the Seller’s right, title and interest in and to, that number of Shares set forth opposite each Purchaser’s name on Schedule A attached hereto at a price per Share equal to the Per Share Purchase Price, for an aggregate purchase price of twenty-nine million, nine hundred and ninety-nine thousand, nine hundred and ninety-four dollars U.S. Dollars and thirty cents ($29,999,994.30) (the “Purchase Price”).
Section 1.2 The Closing. The closing of the Transaction (the “Closing”) shall take place on the Effective Date, and, as a condition to the Closing, the Parties shall have obtained all authorizations, approvals or permits, if any, required in connection with the sale of the Shares and shall have performed and complied with this Agreement in whole. At the Closing, the Seller shall deliver or cause to be delivered to such Purchaser such Shares via DTC electronic transfer to a securities account identified in writing by such Purchaser. At the Closing, each Purchaser shall deliver to the Seller the relevant proportion of the Purchase Price to be paid by such Purchaser by wire transfer of immediately available funds to an account designated by the Seller.
Section 1.3 Certain Definitions.
(a) “Action” means any action, suit, proceeding, claim, arbitration, litigation or investigation, in each case by or before any Person.

(b) “Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management or advisory company with, such Person.

(c) “Confidential Information” means information (whether oral or written, tangible or intangible) concerning the Company or any of its securities provided by or on behalf of any Party or any of its Representatives to any other Party or any of its Representatives, provided, that the term “Confidential Information” does not include information that is or becomes available to the public other than as a result of a disclosure by such other Party or any Representative of such other Party in violation of this Agreement or any other obligation of confidentiality.

(d) “Fundamental Representations and Warranties” means those representations and warranties contained in Section 2.1 (Authority and Approvals); Section 2.3 (Consents); Section 2.4 (Investment Purpose); Section 2.5 (No General Solicitation, etc.); Section 3.1 (Authorization of Agreement); Section 3.2 (Conflicts); Section 3.3 (Investment Experience); and Section 3.4 (No General Solicitation, etc.).
(e) “Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasigovernmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(f) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(g) “Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, governmental entity or any agency, instrumentality or political subdivision of any governmental entity, or any other entity or body.

(h) “Representatives” means, with respect to a Person, such Person’s Affiliates, and the directors, officers, managers, stockholders, members, principals, partners, employees, agents, attorneys, accountants and other advisors and Representatives of such Person or any of its Affiliates.
(i) “Tax” or “Taxes” means and includes, without limitation, all taxes, including income tax, dividend distribution tax, capital gains tax, fringe benefit tax, sales tax, value added tax, excise duty (including, without limitation, central and state excise), service tax, customs duty, local body tax, entry tax, wealth tax, gift tax, stamp duty, any tax in relation to collection, gains, franchise, property (whether immovable or movable), use, employment, license, imposts, payroll, occupation, transfer taxes, governmental charges, fees, charges, deductions or withholdings by whatever name they are called in the nature of tax, levies, statutory gratuity and provident fund payments or other employment benefit plan contributions and similar charges of any jurisdiction and shall include any interest, fines, penalties related thereto and, with respect to such taxes, any estimated tax, penalties and interest on such penalties.

ARTICLE Ⅱ

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to each Purchaser as follows:

Section 2.1 Authority and Approvals. The Seller has the power and authority to enter into and perform its obligations under this Agreement, and all action necessary on the part of the Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the Transaction has been duly and validly taken. The Agreement has been duly and validly executed and delivered by the Seller. Assuming this Agreement constitutes a valid and binding agreement of each of the Purchasers, this Agreement constitutes a valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as limited by bankruptcy, insolvency or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
Section 2.2 The Shares. The Seller is the beneficial owner of the Shares and has been the beneficial owner of the Shares continuously since at least March 14, 2022. The Seller fully paid for and acquired the Shares from the Company on or prior to March 14, 2022. Except for this Agreement, there is no agreement, arrangement or understanding with any other Person regarding the sale or transfer of any Shares, and there exist no liens, claims, options, proxies, voting agreements, charges or encumbrances of any kind affecting the Shares. Upon transfer of the relevant Shares to each Purchaser at the Closing against payment of the relevant proportion of the Purchase Price payable by such Purchaser for such Shares in accordance with the terms of this Agreement, such Purchaser will acquire ownership of such Shares, free and clear of all liens, claims, options, proxies, voting agreements, charges or encumbrances of any kind affecting such Shares.
Section 2.3 Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or other Person on the part of the Seller is required in connection with the consummation of the Transaction, except as will be obtained in connection with the consummation of the Transaction.
Section 2.4 Investment Purpose. The Seller represents that (a) it acquired the Shares for investment purposes only and not with a view toward distribution or resale in violation of any applicable securities Laws, and (b) it is selling the Shares, as principal, for its own account and not as a broker or agent for another party.
Section 2.5 No General Solicitation; etc. The Seller acknowledges that (a) neither the Purchasers nor any of their Representatives have either directly or indirectly, including through a broker or finder, engaged in any general solicitation relating to the purchase of the Shares, and (b) the Purchase Price was determined through private arm’s length negotiations between the Purchasers and the Seller, and neither the Purchasers nor the Seller are under any obligation or compulsion to enter into this Agreement.
Section 2.6 Conflicts. The execution, delivery and performance of this Agreement will not (a) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions, or conditions of the organizational documents of the Seller or any material agreements or instrument to which the Seller is a party or by which it or the Shares may be bound, or (b) constitute a violation of any material applicable law, rule or regulation, or of any judgment, order, injunctive, award or decree of any court, administrative agency or other Governmental Authority applicable to the Seller.

Section 2.7 Broker’s Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction.
Section 2.8 Taxes. The Seller represents and warrants that no Taxes are required to be deducted, withheld or paid to any Governmental Authority by either Purchaser under applicable laws from the Purchase Price payable to the Seller. Accordingly, based on the foregoing representation and warranty of the Seller, the Purchasers shall not deduct, withhold or pay any Tax from the consideration payable to the Seller under this Agreement. The Seller shall be solely responsible for payment of all income, capital gains and other Taxes assessable or payable in connection with the Seller’s sale of the Shares.
Section 2.9 Confidential Information. As of the date hereof, the Seller has not knowingly provided to the Purchasers any Confidential Information in any form, whether written or oral.
ARTICLE Ⅲ

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers represent and warrant to the Seller, severally and not jointly, as follows:

Section 3.1 Authorization of Agreement. Each Purchaser has the power and authority to enter into and perform its obligations under this Agreement, and all action necessary on the part of such Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the Transaction has been duly and validly taken. This Agreement has been duly and validly executed and delivered by each Purchaser. Assuming this Agreement constitutes a valid and binding obligation of the Seller, this Agreement constitutes a valid and binding agreement of each Purchaser, enforceable against each Purchaser in accordance with its terms, except as limited by bankruptcy, insolvency or other Laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
Section 3.2 Conflicts. The execution, delivery and performance of this Agreement will not (a) violate, conflict with, or result in the breach, acceleration, default or termination of, or otherwise give any other contracting party the right to terminate, accelerate, modify or cancel any of the terms, provisions, or conditions of the organizational documents of each Purchaser or any material agreements or instrument to which each Purchaser is a party or by which it or its assets may be bound, or (b) constitute a violation of any material applicable law, rule or regulation, or of any judgment, order, injunctive, award or decree of any court, administrative agency or other Governmental Authority applicable to each Purchaser.
Section 3.3 Investment Experience. Each Purchaser is a sophisticated investor and has (a) by reason of its business and financial experience, the capacity to protect its own interests in connection with the purchase of the Shares hereunder, (b) such knowledge and experience in financial, tax and business matters to enable such Purchaser to evaluate the merits and risks associated with the purchase of the Shares hereunder and to make an informed investment decision with respect thereto, (c) adequate information concerning the Shares, (d) conducted, to the extent it deemed necessary, an independent investigation of such matters as, in its judgment, is necessary for it to make an informed investment decision with respect to the Shares and the purchase of the Shares hereunder, (e) not relied upon the Seller for any investigation into, assessment of, or evaluation with respect to the Shares and/or the purchase of the Shares hereunder and (f) acknowledged that Seller has not made any representations or warranties, whether express or implied, in connection with, arising out of or relating to the Company, the Shares or this Transaction, other than as expressly set forth in Article II of this Agreement.

Each Purchaser is relying solely on its advisors in connection with the Transaction and not on any statements or representations of the Seller or any of its agents. Each Purchaser understands that it (and not the Seller) shall be responsible for such Purchaser’s own tax liability that may arise as a result of its investment in the Shares and the Transaction.
Section 3.4 No General Solicitation, etc. Each Purchaser acknowledges that (a) neither the Seller nor any of its Representatives has either directly or indirectly, including through a broker or finder, engaged in any general solicitation relating to the sale of the Shares, and (b) the Purchase Price was determined through private arm’s length negotiations between the Purchasers and the Seller and neither the Purchasers nor the Seller are under any obligation or compulsion to enter into this Agreement.
Section 3.5 Opportunity to Seek Counsel. Each Purchaser acknowledges that it has (a) had an opportunity to review and consider this Agreement before signing it, (b) been strongly encouraged to consult with its own attorney(s) and confidential advisors before signing this Agreement, and (c) read and understood all of the terms and provisions of this Agreement.
Section 3.6 No View to Distribution; Accredited Investor. Each Purchaser represents that it is buying the relevant Shares (a) as principal, for its own account for investment only and not as a broker or agent for another party, and (b) not with a view or any present intention toward effecting a distribution or resale in violation of any applicable securities laws. Each Purchaser is an “accredited investor” as such term is defined in Regulation D of the Securities Act.
Section 3.7 Blue Sky Laws; Future Transfer. Each Purchaser acknowledges and agrees that the Shares to be purchased by such Purchaser have not been registered under the Securities Act or qualified under any state security laws (“Blue Sky Laws”) and may not be sold, pledged or otherwise transferred by such Purchaser without compliance with the registration provisions of the Securities Act or an exemption therefrom. Each Purchaser acknowledges that the Shares to be purchased by such Purchaser are being transferred hereby under an exemption or exemptions from the registration and qualification requirements of the Securities Act and Blue Sky Laws which impose certain restrictions on such Purchaser’s ability to transfer such Shares. Each Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act, including, without limitation, the applicable holding periods thereunder.
Section 3.8 Broker’s Fees. Each Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Transaction.
ARTICLE Ⅳ
MISCELLANEOUS

Section 4.1 Survival of Warranties. The representations and warranties of the Parties contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the consummation of the Transaction (regardless of any investigation made by any Party or on its behalf) for a period of twelve months from the Effective Date. Notwithstanding the foregoing, the Fundamental Representations and Warranties shall survive until sixty days following the expiration of the relevant statute of limitations. The representations, warranties, covenants and agreements of the Parties contained in or made pursuant to this Agreement shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Party making a claim with respect thereto.
Section 4.2 Expenses. Each Party hereto shall pay its own expenses incurred in connection with this Agreement, including, but not limited to, any fees payable to an agent,

broker, investment or commercial banker, person or firm acting on behalf of or under the authority of such Party who is entitled to any broker’s or finder’s fee or any other commission or fee directly or indirectly in connection with the Transaction.
Section 4.3 Severability. If any provision of this Agreement shall be held invalid or unenforceable, each other provision hereof shall be given effect to the extent possible without such invalid or unenforceable provision and, to that extent, the provisions of this Agreement shall be severable.
Section 4.4 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally, mailed by certified or registered mail, postage prepaid, or sent by email, with confirmation of receipt, addressed to such address set forth on the signature page hereto. All such notices, requests, demands and other communications shall, when mailed (registered or certified mail, return receipt requested, postage prepaid), or personally delivered, be effective four days after deposit in the mails or when personally delivered, respectively, addressed as aforesaid, unless otherwise provided herein and, when emailed, shall be effective upon actual receipt.
Section 4.5 Modifications, Consents and Waivers. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by each of the Parties hereto. Any Party hereto may waive compliance, with respect to any obligations owed to such Party, with any provision of this Agreement. Any waiver hereunder shall be effective only if made in a writing signed by the Party to be charged therewith and only in the specific instance and for the purpose for which given. No failure or delay on the part of any Party in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege.
Section 4.6 Assignment; No Third-Party Beneficiaries. This Agreement will be binding upon, enforceable by and inure solely to the benefit of, the Parties hereto, their respective successors and permitted assigns and any subsequent holder of any of the Shares. This Agreement shall not be assigned by any Party hereto without the prior written consent of the non-assigning Parties. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to or will confer upon any person, other than the Parties hereto, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 4.7 Governing Law; Consent to Jurisdiction; Jury Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (including its statutes of limitations), without giving effect to the principles of conflicts of laws thereof. Each Party irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of Delaware for the purposes of any Action (whether based on contract, tort or otherwise) directly or indirectly arising out of or in connection with this Agreement or the Transaction. Each Party agrees (a) to commence any such Action in such courts, and (b) that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth on the signature page hereto shall be effective service of process with respect to any matters to which it has submitted to jurisdiction in this Section 4.7. Each Party irrevocably and unconditionally waives (i) any objection to the laying of venue of any such Action in such courts, or that any such Action brought in any such court has been brought in an inconvenient forum, and (ii) all right to trial by jury in any such Action.
Section 4.8 Further Assurances. The Parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement, including, without limitation, execution of any documents required by the Company to complete the transactions contemplated hereby and the cancellation and reissuance to each Purchaser of stock certificate(s) representing the Shares sold to such Purchaser, if any.
Section 4.9 No Other Representations; No Liability. Each Party acknowledges that the representations and warranties of the other Parties expressly and specifically set forth herein constitute such other Parties’ sole and exclusive representations and warranties in connection with the Transaction, and further agrees that all other representations and warranties of any kind or nature express or implied are specifically disclaimed. Each Party hereby irrevocably waives and releases, to the fullest extent permitted by law, any and all Actions it has or may have against any other Party, or any of such Party’s Representatives directly or indirectly based upon, relating to, or arising out of the Transaction, including any Action, whether under applicable securities Law or otherwise, directly or indirectly based upon, relating to, or arising out of the knowledge, possession, use or non-disclosure of any information by such other Party or any of its Representatives.
Section 4.10 Execution in Counterparts. This Agreement may be executed by the Parties individually or in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.
Section 4.11 Headings. Article and section headings used in this Agreement are for convenience only and shall not affect the interpretation or construction of any provision of this Agreement.
Section 4.12 Waiver of Conflicts. Each Party to this Agreement acknowledges that Goodwin Procter LLP, counsel for the Purchasers, may have in the past performed, and may continue to or in the future perform, legal services for the Seller in matters that are similar, but not substantially related, to the transactions described in this Agreement, including the representation of the Seller in venture capital financings and other matters. Accordingly, each Party hereby acknowledges that (a) they have had an opportunity to ask for information relevant to this disclosure, and (b) Goodwin Procter LLP represents only the Purchasers with respect to this Agreement and the transactions contemplated hereby. Each Purchaser gives its informed consent to Goodwin Procter LLP’s existing and/or future representation of the Seller in matters not substantially related to this Agreement, and the Seller gives its informed consent to Goodwin Procter LLP’s representation of the Purchasers in connection with this Agreement and the transactions contemplated hereby.
Section 4.13 Entire Agreement. This Agreement and the Schedule hereto contain the entire agreement and understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.
                        PURCHASER:
                        Medicxi IV LP
Acting by: Medicxi Ventures Management (Jersey) Limited, its manager
                        Acting by: a director

                        /s/ Nigel Crocker____________
                        Name: Nigel Crocker
                        Title: Director

                        Address:
[***]

Email address:
[***]
FAO: Giles Johnstone-Scott

With a copy (which shall not constitute notice) to:

Medicxi Ventures (UK) LLP
[***]

[***]
FAO: Richard Lee

                        PURCHASER:
                        Medicxi Co-Invest IV LP
Acting by: Medicxi Ventures Management (Jersey) Limited, its manager
                        Acting by: a director

                        /s/ Nigel Crocker____________
                        Name: Nigel Crocker
                        Title: Director

                        Address:
[***]

Email address:
[***]
FAO: Giles Johnstone-Scott

With a copy (which shall not constitute notice) to:

Medicxi Ventures (UK) LLP
[***]

[***]
FAO: Richard Lee

SELLER:
                        Takeda Pharmaceutical Company Limited

                        /s/ Amit Singh__________________
                        Name: Amit Singh
Title: Senior Vice President, Head of Treasury

                        Address:_ 1-1 Nihonbashi-Honcho
2-chome, Chuo-ku, Tokyo
103-8668

SCHEDULE A
SCHEDULE OF PURCHASERS
Closing: January 24, 2024

Purchaser Name and Address	Proportion of Purchase Price payable by each Purchaser	Number of Shares
Medicxi IV LP [***]	$29,497,996.80	3,641,728
Medicxi Co-Invest IV LP [***]	$501,997.50	61,975
TOTAL:	$29,999,994.30	3,703,703